Exhibit 10.42

Employment Agreement

between

Thomas Bachmann, Wieslerstrasse 36, CH - 8702 Zollikon

“Employee”

and

Bruker BioSpin AG, Industriestrasse 26, CH - 8117 Fällanden

(Handelsregister-Nr.  CH-020.3.924.534-8)

“Employer”  or “Company”

as well as

Bruker Corporation, a Delaware corporation located at 40 Manning Road, Billerica, Massachusetts 01821, USA

“Bruker”

Recitals

The Employee has on July 29th, 2013 entered into a first employment agreement with Bruker BioSpin International AG, Aegeristrasse 52, CH - 6300 Zug and Bruker. The Company and Bruker will based upon this Employment Agreement take over all rights and obligations of Bruker BioSpin International AG and Bruker under the first employment agreement, which will cease to be effective, once this Employment Agreement has been duly signed. Based upon this Employment Agreement, the Employee will forthwith be employed by the Company and be appointed by Bruker in a global functional role as

Group President

of the Bruker BioSpin Group (BBIO Group), which presently consists of the following two Divisions:

•             Bruker BioSpin Magnetic Resonance (MRS) Spectroscopy Division, with its major operations in Fällanden/CH, Rheinstetten/DE and Karlsruhe-Rheinhafen/DE, Wissembourg/FR and Billerica, MA (USA).

•             Bruker BioSpin Preclinical Imaging (PCI) Division, with its major facilities in Ettlingen/DE, Kontich/B and Billerica, MA (USA).

The exact composition of this BBIO Group within Bruker could change from time to time in the future.

Emplyoment Agreement THBA / BioSpin AG

Employer and Employee hereby agree on the terms and conditions of the Employee’s employment and certain other matters as follows:

1.                                      Commencement of Employment

This Employment Agreement becomes effective and shall replace the employment agreement dated July 29th, 2013 once it has been duly signed by the parties.

2.                                      Position, Place of Work

2.1                               The Employee will be employed by the Company and appointed by Bruker as of the Effective Date in an executive position as Group President of the BBIO Group and shall report to the President and Chief Executive Officer (“CEO”) of Bruker. The Employee will coordinate strategic or major decisions within the BBIO Group also with Jörg Laukien, the Executive Chairman of the BBIO Group.

2.2                               The Employee’s place of work shall be at the Company’s offices in Fällanden / CH. The Employee’s duties require the Employee to regularly travel on business for the Company or Bruker to other locations both in Europe and overseas.

3.                                      Remuneration

The total annual compensation consists of (i) the Base Salary, (ii) the Target Bonus and (iii) the Long-Term Equity Incentive:

3.1                               The Base Salary shall be CHF 360’000 (three-hundred sixty thousand Swiss Francs) per annum, pro-rated for the remainder of 2013, and for the year 2014, payable in cash with 12 equal monthly installments, subject to any deductions or withholdings required by Swiss law. The base salary will be reviewed annually, for the first time in January 2015 for the year 2015.

3.2                               The Target Bonus shall be 50% of the Base Salary, i.e. initially CHF 180’000 for 2014 in cash, subject to an annual goals achievement review which is based upon achieving key financial metrics of the annual BBIO Group business plan, and other agreed-upon qualitative goals. Should the Employee exceed various elements of the annual BBIO Group business plan, then the target bonus elements can increase linearly, and are presently not capped.

The annual quantitative goals to be achieved will be set either by the Bruker CEO or the Bruker Board of Directors Compensation Committee, based upon the annual business plan for the BBIO Group.  Qualitative goals shall be discussed between the Employee and the CEO and then will be set by the Bruker CEO or the Bruker Board of Directors Compensation Committee, typically early in the first quarter of each calendar year.

For the period starting on Effective Date until 3lst December 2013, the Employee shall be entitled to a pro-rated share of the Target Bonus in cash, regardless of whether the goals of the BBIO Group are achieved, i.e. CHF 66’575 is guaranteed for the employment period in 2013.

The Target Bonus for a given calendar year is typically paid in March of the following year.

3.3                               The Long-Term Equity Incentive (LTEI) shall consist of Bruker options and/or restricted shares, or similar equity or equity-like grants, valued at approximately 100% of the annual Base

Salary. It is Bruker’ s intention to make this an annual grant, as it is understood, that this is an important part of the Employee’s overall annual compensation, but formally equity grants are at the discretion of the Bruker Board’s Compensation Committee. Should such a LTEI grant not be made, total annual compensation will be reviewed.

The LTEI grants will typically be awarded in July of each calendar year and be legally governed by individual Bruker Stock Option and/or Restricted Stock Award Agreements.

The grants will typically consist of a mix of 50% Bruker stock options and 50% Bruker restricted shares. However, upon Employee’s request, the mix of stock options can be likely altered up to a ratio of 30% stock options and 70% restricted shares (in terms of value, not in terms of units).

Upon start of the employment at the Effective Date, the Employee shall receive a one-time start-up grant of 14’000 Bruker restricted shares and 11’400 Bruker stock options, within weeks of the start of the employment.

4.                                      Pension Plan (BVG) and Business Salary Insurance

(BVG = Swiss “Bundesgesetz über die berufliche Alters-, Hinterlassenen- und Invalidenvorsorge“)

4.1                               Employee will participate in the Employer’s pension fund scheme (BVG), which presently provides insurance protection (life and disability) and pension coverage for an insured sum that is capped at CHF 130’000 per annum of salary and bonus.

4.2                               Employee shall work with Employer and Bruker’s global HR management to revise the pension coverage so that starting with the year 2014, the Employee’s pension coverage and protection shall be adequate for the position and reasonable in cost.

4.3                               Employee shall work with Employer and Bruker’s global HR management to revise insurance coverage for Swiss employees of Bruker, with the goal of having updated insurance coverage in place before the end of the year 2013, which is intended to provide for a “Business Salary Insurance” for a period of up to 720 days that provide adequate coverage in favor of the Employee, should the Employee be incapable to perform its duties under this agreement due to illness or accident.

4.4                               In addition, in case of Employee’s death, the Employer shall continue to pay Base Salary for six months.

5.                                      Business Travel and Mobile Phone & Data Devices

5.1                               Employee’s air travel shall typically be in Economy Class within Europe and in Business Class for overseas trips.

5.2                               The Employee shall be provided with mobile phone and mobile data devices for business and reasonable private use / purposes, whereby all costs shall be borne by the Company.

6.                                      Reimbursement of Costs

The Company shall reimburse Employee for any business expenses against invoice and in accordance with expense regulations, if these were reasonably incurred by the Employee when promoting the business of Bruker.

7.                                      Company Car

For the time being, no company car is provided. However, the Company’s car policy is under review and eligibility will be assessed when appropriate.

8.                                      Hours of Work

The Employee’s working time shall be commensurate with the tasks and responsibility of his position. It shall be adapted to the necessities of the business and the proper conduct of the Company’s and Bruker’s affairs. Any overtime work or travel outside ordinary business hours shall be deemed compensated by the remuneration set out above and the Employee shall not be entitled to any overtime pay or compensation.

9.                                      Employee’s General Obligations and Rights

9.1                               The Employee shall faithfully and diligently perform his tasks, in compliance with the instructions given to him by the CEO and/or the Board of Directors of Bruker.

9.2                               During the entire employment, the Employee will be required to follow all of the Employer’s and Bruker’s internal policies and to conduct his business activities at all times in accordance with the highest legal, ethical and professional standards.

9.3                               The Employee shall devote his full working time to Bruker and shall not undertake other professional activities, whether paid or unpaid, and/or accept other employments (except for 9.5).

9.4                               The Employee shall not establish or maintain any material form of additional, non-company related business connection with any customer or supplier of Bruker, or Bruker itself, unless written permission from an authorized officer of Bruker is obtained prior to the establishment of such additional business connection (except for 9.5).

9.5                               The Employee has Bruker’s permission to accept one board of directors assignment with a third company, assuming this company has no conflict of interest with Bruker, and provided the company is Swiss or German, i.e. there is no excessive travel or periods of absence involved; any further assignment will have to be discussed with Bruker, which shall not unreasonably withhold its consent. It is further assumed that the involvement with such company is normal Board involvement, rather than extensive strategic consulting, turn-around support or similar.

10.                               Vacation & Holidays

10.1                        The Employee will be entitled to 30 days of vacation per annum (if employment starts or ends during the year pro rata).

10.2                        In addition, 9 days paid public holidays per calendar year are granted.

11.                               Term and Termination

11.1                        This agreement is entered into for a fixed term until the end of 2014, starting from the Effective Date and shall thereafter continue to be in effect for an indefinite term until the official Swiss retirement age, or until the Employer’s 65th birthday, whichever is later.

11.2                        After the Employer’s 65th birthday or the Swiss retirement age, both parties may optionally extend the employment by written mutual agreement, as is or in modified form.

11.3                        This agreement may - earliest at the beginning of 2015 - be terminated by either party giving six (6) months written notice as per the end of any calendar month.

11.4                        The statutory probation period is waived.

12.                               D&O Insurance

The Employee shall be covered by Bruker’s Directors & Officers (D&O) Insurance and Bruker shall, upon the Employee’s request, disclose the policy and any extension or alteration thereof.

13.                               Confidentiality

13.1                        The Employee acknowledges and agrees to the fact that the employment relationship will give him access to the customers and to business secrets of Bruker and that the use of such knowledge other than for the benefit of Bruker would significantly damage Bruker.

13.2                        The Employee further acknowledges and agrees that as a result of his employment by the Company, he will become acquainted with other Bruker employees and their abilities and that such information is proprietary to Bruker.

13.3                        The Employee shall not disclose at any time (except as the Employee’s Company or Bruker duties may require), either during, or subsequent to, the Employee’s employment, any technical or business information, including, but not limited to, electronic circuitry, electronic and mechanical drawings, measurement methods, manufacturing techniques, software, chemical or biological techniques or methods, production or sales activities, customer lists of either existing customers or prospects, inventions, application notes, research and development reports, present and future business lines or direction of business or other matters which are of a secret or confidential nature; as all such and related items are information considered to be of a confidential nature, and to be Bruker property.

13.4                        Upon termination of his employment hereunder (for whatever reason) and at any other time at Bruker’s request the Employee shall, without retaining any copies or other record thereof, deliver to Bruker or any person Bruker may nominate, each and every document and all other material of whatever nature in the possession or under the control of the Employee containing or relating directly or indirectly to any Confidential Information.

13.5                        The confidentiality undertaking set forth in this Section 12 shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Employee.

14.                               Intellectual Property

14.1                        All inventions and designs and other proprietary work effort which the Employee either alone or in conjunction with others invents, conceives, makes or produces while employed by Bruker (whether during working hours or not) and which directly or indirectly:

(a)         relate to matters within the scope of the Employee’s duties or field of responsibility; or

(b)         are based on the Employee’s knowledge of the actual or anticipated business or interests of the Company or any of the Bruker companies; or

(c)          are aided by the use of time, materials, facilities or information of the Company or any of the Bruker companies;

and all legal rights therein shall be the sole and exclusive property of Bruker.

14.2                        The Employee shall communicate to Bruker promptly, confidentially and fully all inventions made or conceived by the Employee (whether made solely by the Employee, or jointly with others) from the time of entering Bruker’s employment until the Employee leaves Bruker.

14.3                        The Employee shall assist, execute and perform at the expense of Bruker and its nominees both during the continuance of his employment hereunder and at all times thereafter all such applications, assignments, documents, acts and things as may reasonably be required by Bruker for the purpose of obtaining and enforcing in such countries as Bruker may direct all necessary legal protection in respect of inventions, designs and other proprietary work effort owned by Bruker and for vesting the same in Bruker or as Bruker may direct.

Such inventions to be and remain the sole and exclusive property of Bruker or its nominees, whether patented or not.

14.4                        The Employee shall make and maintain adequate and current written records of all such inventions, in the form of notes, sketches, drawings, or reports relating thereto, which records shall be and remain the property of and available to Bruker or its nominees at all times.

14.5                        The Employee is recognizing that inventions made or conceived by the Employee relating to the Employee’s activities while working for Bruker and conceived, reduced to practice, created, derived, developed, or made by the Employee, alone or with others, within three (3) months after the termination of the Employee’s employment with Bruker may have been conceived, reduced to practice, created, derived, developed, or made in significant part while employed by Bruker, to presume that such inventions have been conceived, reduced to practice, created, derived, developed, or made during the Employee’s employment with Bruker and to assign the same promptly to Bruker, unless and until the Employee establishes to the contrary by written evidence satisfying the clear and convincing standard of proof.

14.6                        The Employee agrees, to notify Bruker in writing before the Employee makes any disclosure or performs any work for, or on behalf of, Bruker, which appears to threaten or conflict with:

a)    rights that the Employee claims in any invention or idea conceived by the Employee or others prior to his employment with Bruker, or otherwise outside the scope of this Agreement; or

b)    rights of others arising out of obligations incurred by the Employee prior to this Agreement, or otherwise outside the scope of this Agreement;

In the event of the Employee’s failure to give such notice under such circumstances, Bruker may assume that no such conflict exists.  The Employee will make no claim against Bruker with respect to the use of any such invention or idea in the Employee’s work which the Employee performs or causes to be performed for or on behalf of Bruker.

15.                               Personal Data Protection

With the execution of this Agreement, the Employee consents that the Company may store, transfer, change and delete all personal data in connection with this employment relationship. In particular, the Employee consents to the transfer of personal data concerning the Employee by the Company to an affiliated company of Bruker outside Switzerland. Bruker agree to keep all personal data of the Employee strictly confidential.

16.                               Non-Competition and Non-Solicitation

16.1                        The Employee shall not work for, consult for, or otherwise provide services for, a competitor of the BBIO Group for one (1) year after the termination for any reason of the Employee’s employment with the Company.  A competitor of the BBIO Group is narrowly defined as any for profit company or entity which manufactures, designs, markets, consults on or sells any types of magnetic resonance- (MR), superconducting magnet-, computer aided tomography- (CT), positron-emission tomography- (PET) or optical imaging- (OI) instrumentation for use in biology, chemistry, physics or materials research, or for pre-clinical imaging (everything except human in vivo imaging) applications that the BBIO Group represents. Employee agrees that the above non-compete restrictions cover much less than 5% of the analytical instruments industry.

16.2                        The Employee shall not, during the period of the Employee’s employment with the Company and for a period of two (2) years after the termination thereof, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage the BBIO Group’s (a) relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from the BBIO Group; or (b) business by soliciting, encouraging or attempting to hire any of the BBIO Group’s employees or causing others to solicit or encourage any of the BBIO Group’s employees to discontinue their employment with the BBIO Group.

17.                               General Provisions

17.1                        All notices shall be addressed to the other party at the address specified at the beginning of this Agreement, or to any other address as provided by the parties through subsequent written notice.

17.2                        This Agreement constitutes the entire agreement and understanding among the parties with respect to the employment of the Employee with the Company, and shall supersede all prior oral and written agreements or understandings of the parties relating hereto (in particular the duly signed Offer Letter, dated June 15th 2013 with Bruker).

Any representation or statement (in whatever form) made to the Employee in connection with the Employee’s employment not incorporated in this Agreement shall not be valid and have no effect.

17.3                        This Agreement may only be modified or amended in a written form signed by the Employee and an officer or authorized executive of the Company or Bruker. Any provision contained in this Agreement may only be waived by a document signed by the party waiving such provision. No waiver of any violation or non-performance of this Agreement in one instance shall be deemed to be a waiver of any violation or non-performance in any other instance. All waivers must be in writing.

17.4                        If any provision of this Agreement is found by any competent authority to be void, invalid or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force. In this event, the Agreement shall be construed, and, if necessary, amended in a way to give effect to, or to approximate, or to achieve a result which is as close as legally possible to the result intended by the provision hereof determined to be void, illegal or unenforceable.

17.5                        This Agreement shall be binding upon the Employee’s heirs, executors, administrators, legal representatives and assigns.

17.6                        The Employee represents that he has no agreements with, or obligations to, others in conflict with the foregoing.

18.                               Governing Law and Jurisdiction

18.1                        This Agreement, shall be governed by, interpreted and construed in accordance with the substantive laws of Switzerland.

18.2                        Exclusive jurisdiction for all disputes arising out of or in connection with this Agreement shall be with the competent courts of the Canton of Zürich.

        “

Billerica, MA (USA),		Fällanden (CH),		Zollikon (CH),
December 3rd, 2013		December 3rd, 2013		December 3rd, 2013

For Bruker:		For Employer:		Employee:

By:	/s/ Frank H. Laukien	By:	/s/ Jörg Laukien	By:	/s/ Thomas Bachmann
Frank H. Laukien		Jörg Laukien		Thomas Bachmann
President & CEO		Executive Chairman, BBIO Group
Bruker Corporation		on behalf of Bruker BioSpin AG